Exhibit 99.1

News Release

For Immediate Release 04/23/10

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Closes Private Offering of $1.5 Billion Senior Second Lien Notes

HOUSTON – April 23, 2010 – (Business Wire) –ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has closed the previously announced private offering of $1.5 billion aggregate principal amount of senior second lien notes due 2015 (“Notes”). ATP will use the net proceeds of the Notes to repay its existing senior secured term loans in full, to pay associated fees and expenses and for general corporate purposes. Concurrently, ATP entered into and will have available a new $100 million senior secured revolving credit facility.

The Notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About ATP Oil & Gas Corporation

ATP Oil & Gas is focused on development and production of oil and natural gas in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements is found in our SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com